POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Henry E. Dubois his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 filed by Hooper Holmes, Inc. on or about November 12, 2015 (the “Registration Statement”) any and all amendments to the Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Executed on this 11th day of November, 2015.

/s/ Ronald Aprahamian        /s/ Mark Emkjer
Ronald Aprahamian        Mark Emkjer

/s/ Larry Ferguson        /s/ Charles M. Gilman
Larry Ferguson         Charles M. Gilman

/s/ Gus Halas        /s/ Thomas Watford
Gus Halas         Thomas Watford

WA 7513532.1